UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 26, 2014 (February 25, 2014)

GREEKTOWN HOLDINGS, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Michigan	000-1432622	20-3579386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 East Lafayette, Detroit, Michigan 48226

(Address of Principal Executive Offices) (Zip Code)

(313) 223-2999

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01      Other Events

In connection with its quarterly earnings release on February 14, 2014, Greektown Holdings, L.L.C. (the “Company”) disclosed that it intended to commence a significant renovation of its casino and that it expected to invest approximately $125-$150 million to complete the renovation.  The Company has revised its capital plans and now expects, in lieu of the renovation, to invest approximately $40-$50 million in certain near-term facility improvements, which include the replacement of the casino’s HVAC system and carpets as well as the purchase of new slot product for the casino. The Company has already initiated work on these improvements, which it expects will be completed by the second half of 2015.

On February 25, 2014, the Company issued a news release announcing that it will launch a cash tender offer to purchase any and all of the outstanding $385 million in aggregate principal amount of their 13% Senior Secured Notes due 2015. A copy of the news release is furnished as Exhibit 99.1 to this current report, and is incorporated herein by reference.

The Company and Greektown Mothership Corporation (together with the Company, the “Issuers”) also issued a news release announcing their intent to offer $425 million in aggregate principal amount of Second Priority Senior Secured Notes due 2019 through a private placement. A copy of the news release is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

Concurrently with the closing of the proposed offering of Second Priority Senior Secured Notes due 2019, the Company’s owner, Dan Gilbert, intends to contribute $50 million to the Company, approximately $25 million of which will constitute the purchase price for the Company’s sale of certain parking garages and parking lots and approximately $25 million of which will come in the form of an equity contribution.

ITEM 9.01      Financial Statements and Exhibits

(d)	Exhibits

99.1	News Release, dated February 25, 2014, announcing the Company’s Tender Offer for Any and All of the Outstanding 13% Senior Secured Notes Due 2015.

99.2	News Release, dated February 25, 2014, announcing the Issuers’ Proposed $425 Million Debt Offering.

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SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2014

GREEKTOWN HOLDINGS, L.L.C.

By:	/s/ Glen Tomaszewski
Name: Glen Tomaszewski
Title: Senior Vice President, Chief Financial Officer and Treasurer

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